Exhibit 10.1

*** Where this marking appears throughout this Exhibit 10.1, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

CRUDE OIL STORAGE SERVICES AGREEMENT

THIS CRUDE OIL STORAGE SERVICES AGREEMENT (this “Agreement”) is entered into effective as of June 1, 2012 (the “Effective Date”) by and between BKEP Pipeline, LLC, a Delaware limited liability company, (“Operator”), with offices at 201 NW 10th Street, Oklahoma City, Oklahoma 73103, and Vitol Inc., a Delaware corporation (“Customer”), with offices at 1100 Louisiana, Houston, Texas 77002 (each referred to individually as “Party” or collectively as “Parties”).

RECITALS

WHEREAS, Operator is in the business of receiving, delivering and storing crude oil for third parties; and

WHEREAS, Customer desires to enter into a crude oil storage arrangement with Operator with respect to Operator's crude oil storage facilities in Cushing, Oklahoma; and

WHEREAS, Operator desires to provide storage services to Customer in accordance with the terms hereof;

NOW THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries. As used in the preceding definition, “control” and its derivatives mean legal, beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity.

“Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party or the use, occupancy, operation and maintenance of the Facility, as such laws may be amended, modified, enacted or promulgated from time to time.

“Bankrupt” means that a Party (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has one or more secured parties take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature or (ix) takes any other action to authorize any of the foregoing actions.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“BS&W” means bottom sediment, water, and other residual matter generated from the storage of Customer's Crude Oil.

“Crude Oil” shall mean the crude oil/condensates of Customer that are the subject of the Storage Services hereunder.

“Customer's Representatives” has the meaning set forth in Section 13(A).

“Event of Default” has the meaning set forth in Section 16(A).

“Facility” has the meaning set forth in Section 2.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority, or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. A Party's inability economically to perform its obligations under this Agreement shall not constitute an event of Force Majeure.

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefore.

“Indemnified Party” has the meaning set forth in Section 15(D).

“Indemnifying Party” has the meaning set forth in Section 15(D).

“Liabilities” has the meaning set forth in Section 15(A).

“Loss Allowance” has the meaning set forth in Section 7.

“Monthly Storage Fee” has the meaning set forth in Section 4(A).

“Pump Over Fee” has the meaning set forth in Section 4(B).

“Specifications” means the specifications for the Crude Oil set forth on Exhibit A attached hereto

“Shell Capacity” has the meaning set forth in Section 2

“Storage Services” has the meaning set forth in Section 2

“Term” has the meaning set forth in Section 3

“Third Party Claim” has the meaning set forth in Section 15(D)

2.
Storage Services: Operator hereby agrees to provide to the Customer, crude oil storage services, including the receipt, storage and redelivery of Crude Oil (the “Storage Services”) at Operator's Central Terminal located in the South West quarter of section 27, Township 18 North, Range 5 East, Payne County, Cushing, Oklahoma (the “Facility”). During the Term Operator agrees to make one million (1,000,000) Barrels of dedicated storage capacity (the “Shell Capacity”) available to Customer for the storage of Customer's Crude Oil under the terms and conditions of this Agreement.

3.
Term: This Agreement shall have an initial term of one (1) year commencing on the Effective Date with an option to extend the term for an additional six (6) month periods until terminated by either Party by delivering written notice of such termination to the other party at least ninety (90) days prior to expiration of the then-current term (collectively, the “Term”).

4.	Fees. During the Term, Customer shall pay Operator, for the Storage Services as follows:

A.    Monthly Storage Fee. For the Term, a monthly storage fee of *** per Barrel of Shell Capacity (the “Monthly Storage”), for a total of *** per month, regardless of the actual volume of Crude Oil placed in the Facility;

B.    Pump Over Fee. A pump over fee (the “Pump over Fee”) equal to *** per Barrel of Crude Oil moved by Operator from the Facility to a third party connecting carrier. There is *** on Crude Oil moved by Operator within the Customer's Shell Capacity, but if the number of movements becomes excessive or complex in nature, at the sole discretion of the Operator, and upon prior written notice to Customer, it may be determined that *** be charged. However, at Operator's discretion, deliveries can be made out of the Facility that require comingled streams from the Customer's Shell Capacity. Such deliveries will be charged *** per Barrel. Customer is responsible for meeting all quality specifications as discussed in Section 6 below.

5.
Payments. Operator shall invoice Customer monthly for the fees specified in Section 4 invoicing the Monthly Storage Fee in advance and the Pump Over Fee in arrears. Such fees shall be due and payable by Customer to Operator within ten (10) days after delivery of the invoice. The Monthly Storage Fee shall be nonrefundable regardless of whether Customer ever actually uses the Storage Services. If amounts payable by Customer to Operator under this Agreement are not paid by the due date specified herein, Customer shall pay interest on such past due amount(s) from the due date thereof until such amount(s) is paid in full at the rate equal to the lesser of the prime rate as published in the Wall Street Journal plus two percent (2%) or the maximum interest rate allowed by Applicable Laws.

6.	Quality.

A.Compliance with Specifications. Customer warrants that all Crude Oil to be delivered to the Facility shall conform to the Specifications and quality specifications of the connecting carriers into and out of Cushing. Operator may impose other limitations on the Crude Oil to be delivered to the Facility in order to comply with any Applicable Laws or any rules, policies or procedures adopted by Operator, including limitations necessary or appropriate to comply with environmental permits, to protect the health and safety of the personnel operating the Facility, and to protect the integrity of the pumps, pipes, tanks, and other equipment at the Facility.

B.Testing. Operator may sample and test Customer's Crude Oil in order to verify Customer's compliance with this Agreement. Customer will be responsible for the cost of all sampling and testing conducted by or on behalf of Operator at Customer's request. Customer will also be responsible for the cost of all sampling and testing conducted by or on behalf of Operator that reveals that Customer has delivered Crude Oil to the Facility that does not comply with the Specifications or any requirements imposed by Applicable Law. Testing conducted by or on behalf of Operator will be done in accordance with the then current ASTM procedures. Operator will provide Customer with a copy of any testing reports produced or obtained by Operator regarding Customer's Crude Oil.

7.
Measurement: Operator will measure the quantity of Crude Oil received and delivered at the Facility in accordance with ASTM procedures, including temperature correction to 60 degrees Fahrenheit, and measurements made by Operator will be binding on Customer absent fraud or manifest error. Operator shall keep records of receipts into and withdrawals from the Facility and the quantities of Customer's Crude Oil stored in the Facility. The Parties acknowledge and agree that in the normal storage and handling of Crude Oil, there will be certain operational losses such as evaporation, clingage, shrinkage, line loss, and normal losses or deterioration of Crude Oil. Therefore, a Loss Allowance, which is the loss due to normal operations, may be up to one-tenth of one percent (0.1%) of the Crude Oil received into the Facility with a gravity between 42 degrees and 45 degrees API. Crude Oil in excess of 45 degrees API gravity may have a Loss Allowance of up to two-tenths of one percent (0.2%) of the Crude Oil received into the Facility. The data reflected on such records shall be furnished to Customer on a monthly basis. The Loss Allowance will be shown monthly as a specific line item, in arrears, on the invoice. All receipts of Customer's Crude Oil into and out of the Facility shall be measured by custody transfer meters on the inlet and outlet flanges on Operator's pipelines serving the Facility. In a special or non-routine circumstance where custody transfer needs to take place from an API tank gauge method, the Operator will give the Customer notice. Customer may give Operator advanced notice requesting to witness scheduled procedures to prove its meters and Customer may witness, or appoint an inspector reasonably acceptable to Operator to witness, the proving of Operator's custody transfer

8.
Maintenance: Operator shall maintain the portions of the Facility associated with the Storage Services and related services provided to Customer hereunder in proper operating condition in accordance with Applicable Laws and industry standards, including API 653 standards for tank inspection and maintenance. Operator shall coordinate scheduled inspections or maintenance with Customer to minimize any negative impact on Customer's operations. Notice shall be given by Operator to Customer not less than sixty (60) days before beginning any scheduled procedure making the Storage Services unavailable to Customer. Operator shall make commercially reasonable efforts to minimize the time Storage Services are unavailable to Customer and endeavor to continue the provision of such Storage Services as quickly as reasonably possible. If the Shell Capacity is unavailable for use by Customer hereunder for more than ten (10) consecutive days due to scheduled maintenance, then for each ten (10) consecutive day period of downtime, Customer's subsequent Monthly Storage Fee shall be reduced by an amount equal to the portion of the Monthly Storage Fee allocable to the unavailable Storage Services, which shall be based on the ratio of the amount of Storage Services unavailable during such time period to the Operating Capacity times the Monthly Storage Fee.

9.	BS&W. If Customer's Crude Oil will be placed in segregated storage, then Customer will be responsible for the actual costs incurred by Operator for the removal, disposal, and cleaning of BS&W from segregated tanks, pipes, and other equipment (i) as required for maintenance, inspections, and repairs of segregated tanks, pipes, and other equipment; and (ii) at the end of the Term. Customer will remain obligated to comply with all of the terms and conditions of this Agreement, including the payment of any Monthly Storage Fee, until all of Customer's BS&W from segregated storage is removed from the Facility.

10.
Tank Bottoms and Line Fill. If Customer's Crude Oil will be placed in commingled storage, then Customer will provide a pro rata share of the tank bottoms and line fill for Crude Oil at the Facility. . If Customer's Crude Oil is to be placed in segregated storage, then Customer will be responsible for providing tank bottoms and a pro rata share of the line fill for Crude Oil at the Facility. Customer's pro rata share will be determined by Operator and is subject to change.

11.
Holdover. Customer will remove its Crude Oil from the Facility on or before the expiration or early termination of this Agreement. Customer will remain obligated to comply with all of the terms and conditions of this Agreement until Customer's entire volume of Crude Oil is removed from the Facility and, in addition, shall be obligated to pay an additional charge of *** per Barrel per day until all of Customer's Crude Oil is removed. If Customer does not remove its Crude Oil from the Facility within fifteen (15) days of the end of the Term, Operator may sell Customer's Crude Oil at the Facility under any terms that are commercially reasonable, deduct all amounts owed to Operator hereunder and all costs incurred by Operator in connection with the sale from the money received, and remit the net amount of the money received, if any, by check to Customer within thirty (30) days of the date of the sale.

12.	Title to Crude Oil; Taxes.

A.
Title. Title to all of Customer's Crude Oil placed in the Facility for storage hereunder shall remain in Customer, subject to Operator's rights under Section 17 to assert a warehouseman's lien arising by operation of law. If requested by Customer, Operator will disclaim any interest in Customer's Crude Oil except for such right to assert a warehouseman's lien arising by operation of law.

B.
Taxes. Customer shall pay any taxes, including ad valorem taxes, assessments or charges that may be assessed against the Crude Oil stored by Customer under this Agreement. Customer agrees to reimburse Operator for any such taxes, assessments or charges paid by Operator for the benefit of Customer or, as required by law, on behalf of Customer within thirty (30) days of Operator's written invoice therefore; provided that, such invoice shall include supporting documentation showing the basis of Customer's responsibility for such taxes, assessments or charges. Operator shall report and pay all franchise and property taxes assessed against the Facility including all real and personal property associated therewith.

13.	Receipt and Delivery; Scheduling.

A.
Receipt and Delivery. Operator shall operate the Facility in a manner that allows shipments of Crude Oil into and out of the Facility twenty-four (24) hours per day, seven (7) days per week, subject to the requirements of the next paragraph. Customer and its employees, contractors, agents and representatives (collectively, “Customer's Representatives”) shall be subject to and abide by the rules of the Facility, as such rules may change from time to time, and shall instruct Customer's Representatives to abide by such rules. Customer will be solely responsible for any pump over fees charged by third party carriers for movements of Customer's Crude Oil to and from the Facility.

B.
Scheduling. Customer shall provide Operator with a shipment schedule on or before the twenty-fifth (25th) day of each calendar month advising Operator as to the nominations and quantity of Crude Oil Customer expects to be delivered to and from the Facility during the following calendar month and including the approximate dates of each shipment. Operator shall, by written notice to Customer given no later than the thirtieth (30th) day of the month in which such shipment schedule is received, confirm the shipment schedule as proposed or notify Customer of any necessary revisions to such shipment schedule. If revisions are necessary, Customer shall then furnish Operator with a final shipment schedule. Customer and Operator shall coordinate deliveries and receipts of Crude Oil and each shall provide the other with such notices and information as may be necessary to assure the delivery of Crude Oil to and from the Facility in accordance with each shipment schedule. Shipment schedules may be modified in writing by mutual agreement of the Parties from time to time, as reasonably requested by either Party.

14.	Insurance.

A.Coverage. Operator will not insure the Crude Oil. If Customer desires to insure the Crude Oil while it is in storage at the Facility, Customer will bear the cost of such insurance. Each Party will obtain and maintain in full force and effect during the Term of this Agreement insurance coverages of the following types and amounts: (a) worker's compensation insurance complying with Applicable Law and employer's liability insurance with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit; (b) commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $2,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, and products/completed operations, and, where applicable, the explosion, collapse, and underground exclusion will be deleted; (c) automobile liability insurance complying with Applicable Law with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles used in the performance of this agreement; (d) excess or umbrella liability insurance with a combined single limit of $10,000,000 each occurrence, and annual aggregates of $10,000,000, for bodily injury and property damage covering excess of the required employer's liability insurance, commercial or comprehensive general liability insurance, and automobile liability insurance; and (e) sudden and accidental pollution legal liability coverage in a minimum amount of $5,000,000 per occurrence, $10,000,000 aggregate, for injury to persons or damage to property resulting from any release, spillage, leak or discharge of Crude Oil from the Facility into the ambient air, surface water, groundwater, land surface or subsurface strata. The required limits are minimum limits and will not be construed to limit the Parties' liability. Each Party will bear the cost of its respective insurance policies required above.

B.	Additional Insurance Requirements. In connection with the insurance coverage required under Section 14A, each Party shall at its sole cost and expense:

(i) maintain the insurance coverage's and limits required by this Section and any additional insurance and/or bonds required by law: (a) at all times during the term of this Agreement; and, (b) with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the termination of this Agreement, provided that if a “claims-made” policy is maintained, the retroactive date must precede the commencement date of this Agreement;

(ii) procure the required insurance from an insurance company having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better,

as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of Workers' Compensation insurance, a Party may procure insurance from the state fund of the state where the Storage Services are to be performed; and

(iii) deliver to the other Party certificates of insurance stating the types of insurance and policy limits, and further provide, or cause the issuing insurance company to provide, at least thirty (30) days advance written notice of cancellation, non-renewal, or reduction in coverage, terms, or limits to the other Party.

15.	Indemnification.

A.    Indemnification by Operator. Except as otherwise provided in Section 20, Operator will indemnify, defend, and hold harmless Customer, its Affiliates, and its and their respective officers, directors, members, partners, shareholders, employees and agents (“Operator Indemnified Entities”) from and against any claims, actions, judgments, liabilities, losses, costs, damages, fines, penalties and expenses (“Liabilities”) in connection with this Agreement to the extent arising from (i) the negligence or intentional wrongful acts or omissions of Operator, its Affiliates or their respective employees, agents or contractors or (ii) or the failure of Operator to comply with the terms and conditions of this Agreement. The indemnities expressed in this Agreement will survive the expiration or termination of this Agreement.

B.    Indemnification by Customer. Except as otherwise provided in Section 20, Customer will indemnify, defend, and hold harmless Operator, its Affiliates, and its and their respective partners, officers, directors, members, shareholders, employees and agents (“Customer Indemnified Entities”) from and against any Liabilities in connection with this Agreement to the extent arising from: (i) the negligence or intentional wrongful acts or omissions of Customer, its Affiliates or their respective employees, agents or contractors; or (ii) the failure of Customer to comply with the terms and conditions of this Agreement. The indemnities expressed in this Agreement will survive the expiration or termination of this Agreement.

C.Comparative Indemnity. In the event that any Liabilities are caused in whole or in part by the concurrent negligent or intentional wrongful acts or omissions of Operator, its employees, agents or contractors, and Customer, its employees, agents or contractors, then this obligation to indemnify shall be comparative and each Party shall indemnify the other to the extent that such Party's negligent or intentional wrongful acts or omissions were the cause of such Liabilities. Operator will in no event be liable for claims, losses, suits, liability and expenses arising from the loss of or damage to any Crude Oil or property of Customer except when and to the extent caused by Operator's negligent or intentional wrongful acts or omissions.

D.Indemnification Procedure.

(i) The Party to be indemnified (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) as soon as practicable after receiving notice of any claim, demand, suit or proceeding brought against it which may give rise to the Indemnifying Party's obligations under this Agreement (such claim, demand, suit or proceeding, a “Third Party Claim”), and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

(ii) The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party's appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or suit that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party.

(iii) No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceedings if such proceedings involves an Event of Default by the Indemnifying Party which shall have occurred and be continuing. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

16.	Default; Remedies:

A.	Event of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i)    A Party fails to pay any monies due hereunder on or before the specified due date, where such failure continues for five (5) days after receipt of written notice from Operator;
(ii)    A failure by either Party to observe and perform any other material provision or covenant of this Agreement to be observed or performed by such Party other than obligations to make any payment, where such failure continues for twenty (20) days after receipt of written notice thereof from the other Party, except that the non-defaulting Party shall agree to extend the cure period for a reasonable period of time (within its discretion) if the alleged default is not reasonably capable of cure within the twenty (20) day period and the defaulting Party proceeds diligently to cure the default; or

(iii).    Either Party becomes Bankrupt.

B.
Remedies. If an Event of Default occurs, then the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party and pursue any other rights or remedies available under Applicable Law. Additionally, in the case of an Event of Default by Customer, Customer shall pay operator any sums owed by Customer to Operator.

17.
Warehouseman's Lien. Operator will have a warehouseman's lien arising by operation of law upon such amount of Crude Oil in the Facility whose market value equals any amounts owed to Operator hereunder which have not been or are not paid when due under this Agreement (regardless of whether such amounts are owed for the Crude Oil then in the Facility). Customer shall provide ten (10) days' advance written notice to Operator if it intends to transfer title to any Crude Oil at the Facility to a third party and promptly shall notify Operator in writing upon learning that a third party claims an interest in the Crude Oil in the Facility. Such notice will set forth the name and business address of the third party and the interest claimed.

18.	Force Majeure and Abatement:

A. Force Majeure. In the event either Party hereto is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations hereunder (except as set forth Below ), then by such Party giving written notice and full particulars of such Force Majeure to the other Party as soon as reasonably possible after the occurrence thereof, the obligation of the Party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period and in no event beyond the expiration of the Term of this Agreement; and such cause shall, as far as possible, be remedied with all reasonable dispatch. Neither Party shall be liable for discoloration, contamination, loss of, damage to or destruction of any Crude Oil or property, or for any delay or nonperformance, when any of the foregoing is caused in whole or in part by an event of Force Majeure. If Customer is unable to perform as a result of Force Majeure, Customer will nevertheless be obligated to pay the Monthly Storage Fee. Force Majeure will not excuse either Party's failure to perform any release, indemnity, defense, hold harmless, or payment obligations in this Agreement.

B.     Abatement In the event that all or any substantial part of the Facility is destroyed by fire or other casualty or is rendered partially or wholly unusable by a Force Majeure event, the Monthly Storage Fee hereunder, or a fair and just proportion thereof according to the nature and extent of the damage sustained in loss of use of the Shell Capacity for Storage Services hereunder, shall at the time of such injury abate, without extending the Term of this Agreement, until said Storage shall have been fully restored. If such damage to the Facility causes fifty percent (50%) or more of the Shell Capacity for Storage Services to be unusable, then either Party shall have the option to terminate this Agreement, exercisable by notice to the other Party within thirty (30) days after the date of the casualty. If this Agreement is not so terminated within such time period, then Operator shall be deemed to have agreed to repair and restore the Facility and/or provide reasonable replacement Shell Capacity within the Facility. The length of time that Operator shall have to make such repairs hereunder shall in no event exceed a period of six (6) months from the date of casualty. If Operator fails to complete such repairs within said six (6) month period, Customer shall have the option (i) to terminate this Agreement as of the date of such casualty by giving written notice to Operator not later than thirty (30) days after said six (6) month period or (ii) to exercise any and all rights necessary to cause Operator to complete such repairs.

19.	Limitation of Liability; Disclaimer of Warranty:

A.
UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES' LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT

OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.

B.
OPERATOR WILL NOT BE LIABLE TO CUSTOMER FOR CHEMICAL DETERIORATION OF CRUDE OIL CAUSED BY STAGNANT STORAGE OR NORMAL EVAPORATION. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OPERATOR MAKES NO REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

20.	Compliance.
A. Legal Requirements. Each Party represents, warrants and covenants that during the Term of this Agreement, it shall perform its obligations hereunder in accordance with all Applicable Laws. Customer will provide Operator with a material safety data sheet in the form required by Applicable Laws prior to delivering Crude Oil to the Facility. If Operator is required by any Applicable Laws enacted on or after the Effective Date to incur any new or increased expense to perform the Storage Services, Operator shall provide Customer with notice of such new or increased expense, which notice shall specify Customer's pro rata share of such new or increased expense and the effective date of compliance. Prior to such effective date of compliance, Customer will elect whether to pay its pro rata share thereof by notice to Operator. If Customer elects not to pay its pro rata share of such expense, Operator may terminate this Agreement upon notice to Customer.
B. Rules and Policies. Customer shall comply, and will cause Customer's Representatives to comply, with (i) all signs, rules, policies and procedures posted at the Facility and (ii) all rules, policies and procedures of Operator furnished to Customer. Operator may adopt and enforce such rules, policies and procedures as it deems necessary or appropriate in connection with environmental, health and safety standards. Customer's failure to comply with any such rules, policies or procedures will constitute a material breach of this Agreement. Operator reserves the right from time to time to alter, amend, supplement, modify or revoke its rules, policies and procedures.
C. Release In the event of any spill or discharge of Crude Oil or other hazardous substance reportable under Applicable Laws occurring at the Facility, Operator shall take all steps (if any) required under Applicable Laws including undertaking measures to prevent or mitigate resulting pollution damage. Operator shall notify Customer within twenty-four (24) hours of any such clean-up or remediation operations, and shall perform such operations in accordance with Applicable Laws or as may be directed by and Governmental Authority.

21.
Notices: All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile or overnight courier to the respective Party's address set forth below and to the attention of the person or department indicated. A notice given by facsimile shall be deemed to have been received when transmitted to the other Party (if confirmed by the notifying Party's transmission report), or on the following business day if received after 5:00 p.m. local time. A notice given by overnight courier shall be deemed to have been received when the notice is actually delivered to or refused by the other Party, as reflected in the courier company's delivery records. A Party may change its address or facsimile number by giving written notice in accordance with this Section, which is effective upon delivery.

If to Operator to:

BKEP Pipeline, LLC
201 NW 10th Street
Oklahoma City, OK 73103
Attn: Vice President of Business Development & Pipeline Marketing
Facsimile: (405) 278-6403

If to Customer to:

Vitol Inc.
1100 Louisiana
Suite 5500
Houston, Texas 77002
Attn: Dedreah Hicks-Edwards /dah@vitol.com
Facsimile: (713) 230-1300

22.	Confidentiality:

A.
Obligation. The existence of this Agreement and the specific terms and conditions hereof are confidential and neither Party shall disclose them to any third party except (i) as may be required by court order, Applicable Laws or a Governmental Authority if the disclosing Party's counsel advises that it is legally obligated to so disclose or (ii) to such Party's or its Affiliates' employees, auditors, consultants, banks, financial advisors and legal advisors if necessary for such Party's business operations and so long as such persons are aware of and agree to comply with the provisions of this Section 22. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one (1) year following termination.

B.
Required Disclosure. In the case of disclosure covered by Section 22A, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

C.
Press Release. Neither Party shall issue any press release or other public announcement that refers to this Agreement or the transactions set forth herein without the prior written approval of the other Party.

23.	Assignment:

A.	Successors. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

B.
Assignment.      Neither Party may assign this Agreement or its rights or interests hereunder in whole or in part (including any sublease), or delegate its obligations hereunder in whole or in part, with the prior written consent of the other Party, which consent shall not be unreasonably withheld. If written consent is given for any assignment or sublet, the assignor shall remain jointly and severally liable with the assignee or sublessee for the full performance of the all obligations under this Agreement unless the Parties otherwise agree in writing. In the event written consent to a partial assignment or sublease by Customer of its right to receive Storage Services under this Agreement is given by Operator, Customer shall (i) be the sole contact for Operator under this Agreement, (ii) continue to pay all sums due under this Agreement on behalf of itself and its partial assignee or sublessee regardless of whether Customer's partial assignee pays amounts due to Customer, and (iii) be solely responsible for collecting all sums due to Customer from its partial assignee or sublessee as a result of such partial assignment. Any attempted assignment in violation of this Section 23 shall be null and void ab initio.

C.
If requested by Customer, Operator will: (i) disclaim any interest in Customer's Crude Oil in the Facility except for its right to assert a warehouseman's lien as described in Section 17; (ii) grant Customer the right to make a UCC-1 notice filing on the Crude Oil; (iii) provide a list of Operator's lenders and obtain lender waivers acknowledging Customer's priority interest in the Crude Oil from all present or future lenders with a security interest in Operator's Facility or other oil assets. If requested by Operator, Customer will disclaim any interest in the Facility other than the rights granted Customer under this Agreement.

24.
Inspection. Upon reasonable advance notice to Operator, Customer shall be granted reasonable access to the Facility for the purpose of performing inspections; provided that, (i) such access shall be limited to normal business hours of the Facility, (ii) Customer and Customer's Representatives abide by and comply with Operator's reasonable security and safety policies and procedures for the facility.

25.
Nature of the Transaction and Relationship of Parties. This Agreement shall not be construed as creating a partnership, association, or joint venture between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make either Party, or any employee or agent of the either Party, an agent or employee of the other Party.

26.	No Third Party Beneficiary: Nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement

27.	No Waiver; Cumulative Remedies.

A.
No Waiver. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement, shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, or Event of Default under, this Agreement, whether of a like kind or different nature.

B.
Remedies.     Each and every right granted to the Parties under this Agreement or allowed by Law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

28.	Governing Law:

A.	Choice of Law. This Agreement shall be governed by, construed and enforced under the laws of the State of Oklahoma without giving effect to its conflicts of laws principles.

B.	Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Northern District of Oklahoma, or,

if such federal court declines to exercise or does not have jurisdiction, in any Oklahoma State Court in Tulsa County, Oklahoma (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated above. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

C.	Waiver of Jury trial. Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any proceedings relating to this Agreement.

29.	Miscellaneous:

A.
Unenforceable Provisions. If any Article, Section or provision of this Agreement shall be determined to be null and void, invalid or unenforceable by a court of competent jurisdiction, then for such period that the same is void, invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and, if appropriate, such void, invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties hereto and to the intended economic benefits of the Parties.

B.
Entire Agreement. The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties' duly authorized representatives.

C.	Survival. All payment, confidentiality and indemnification obligations set forth herein shall survive the expiration or termination of this Agreement. .

D.
Counterpart.    This Agreement may be executed in one or more counterparts, each of which shall for all purposes be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Agreement in Portable Document Format (pdf) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Agreement.

E.
Construction. References in this Agreement to “days,” “months” or “years” will mean to calendar days, months and years unless otherwise indicated. The word “including” does not limit the preceding words or terms. The words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any specific Section, paragraph or provision. All section titles and headings in this Agreement are merely for convenience, and will not limit in any way the interpretation of this Agreement. No provision of this Agreement will be construed against or interpreted to the disadvantage of any Party by reason of such Party's having drafted such provision.

F.
Authority. Each Party warrants that it has full corporate power to execute, deliver and perform this Agreement, and has all the consents, authorizations and approval to do so. Each Party warrants that the execution, delivery and performance of this Agreement does not contravene or constitute a default under any provision of its articles of incorporation or by-laws or any contractual restriction binding on the Party. Each Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (or formation) and is duly qualified and in good standing as a foreign entity in the State of Oklahoma.

(Signature Page Follows)
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Effective Date.

“Operator”:

BKEP PIPELINE, LLC, a Delaware limited liability company

By: /s/ Mike Cockrell
Mike Cockrell
President and COO

“Customer”:

Vitol Inc., a Delaware corporation

By: /s/ Chris Brown
Chris Brown
Crude Trader

EXHIBIT A
SPECIFICATIONS

All Crude Oil delivered hereunder shall have a true vapor pressure not to exceed 10.9 psia.